Exhibit 99.1

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of
    AIM SERVICES Co., Ltd.
Tokyo, Japan:

We have audited the accompanying consolidated balance sheets of AIM SERVICES Co., Ltd. and subsidiaries (the "Company") as of March 31, 2012 and 2011, and the related consolidated statements of income for each of the three years in the period ended March 31, 2012, the consolidated statement of comprehensive income for each of the two years in the period ended March 31, 2012, and the related consolidated statements of changes in equity, and cash flows for each of the three years in the period ended March 31, 2012 (all expressed in Japanese yen). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AIM SERVICES Co., Ltd. and subsidiaries as of March 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2012, in conformity with accounting principles generally accepted in Japan ("Japanese GAAP").

Japanese GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 16 to the consolidated financial statements.

Our audits also comprehended the translation of Japanese yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1. Such U.S. dollar amounts are presented solely for the convenience of readers outside Japan.

/s/ DELOITTE TOUCHE TOHMATSU LLC
Tokyo, Japan
November 29, 2012

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Balance Sheets
March 31, 2012 and 2011

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2012	2011	2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents (Note 2.b)	¥7,825,451	¥12,321,527	$94,283
Marketable securities (Notes 2.d and 3)	99,970	99,963	1,205
Receivables:
Trade notes	817	18,576	10
Trade accounts	14,620,648	13,598,395	176,152
Other	128,022	198,506	1,542
Inventories (Notes 2.c and 4)	1,691,468	1,458,757	20,379
Short-term loans	4,299	3,739	52
Deposit (Notes 2.b and 12)	6,000,000		72,289
Deferred tax assets (Notes 2.o and 8)	1,768,432	1,834,270	21,306
Prepaid expenses and other	313,812	666,119	3,781
Allowance for doubtful accounts	(12,273)	(12,190)	(148)
Total current assets	32,440,646	30,187,662	390,851

PROPERTY, PLANT AND EQUIPMENT (Notes 2.f, 2.g, 2.l, 2.m, 9 and 10):
Land	298,843	298,843	3,601
Buildings and structures	1,157,137	1,175,244	13,941
Machinery and equipment	269,507	262,731	3,247
Furniture and fixtures	1,547,960	1,475,523	18,650
Lease assets	1,065,994	701,273	12,843
Total	4,339,441	3,913,614	52,282
Accumulated depreciation	(2,360,896)	(2,049,606)	(28,444)
Net property, plant and equipment	1,978,545	1,864,008	23,838
INVESTMENTS AND OTHER ASSETS:
Investment securities (Notes 2.d and 3)	707,179	724,029	8,520
Investment in an associated company (Note 2.e)	836,715	747,143	10,081
Golf membership (Note 2.h)	203,910	203,910	2,457
Goodwill (Note 2.a)	1,570,171	1,888,109	18,918
Lease deposits (Notes 2.j and 2.l)	920,251	919,258	11,087
Insurance deposits (Note 2.j)	397,135	418,550	4,785
Deferred tax assets (Notes 2.o and 8)	522,264	561,574	6,292
Other assets (Note 6)	1,016,488	1,027,646	12,247
Allowance for doubtful accounts	(77,303)	(94,514)	(931)
Total investments and other assets	6,096,810	6,395,705	73,456
TOTAL	¥40,516,001	¥38,447,375	$488,145
Continued on following page.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Balance Sheets
March 31, 2012 and 2011

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2012	2011	2012
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term bank loans (Note 5)		¥2,000,000
Payables:
Trade notes	¥240,009	234,166	$2,892
Trade accounts	8,425,860	7,569,823	101,516
Other	107,394	406,474	1,294
Income tax payable	1,913,103	1,022,938	23,050
Consumption tax payable	1,018,512	658,801	12,271
Accrued bonuses to employees	3,458,791	3,511,434	41,672
Accrued bonuses to directors and corporate auditors	29,250	29,250	352
Other accrued expenses	6,751,363	6,100,893	81,342
Other current liabilities	1,334,676	878,898	16,081
Total current liabilities	23,278,958	22,412,677	280,470

LONG‑TERM LIABILITIES:
Employees’ retirement benefits (Notes 2.k and 6)	1,218,329	1,323,465	14,679
Retirement benefits for directors and corporate auditors (Note 2.k)	56,066	80,343	675
Long-term lease obligations (Note 9)	573,545	460,752	6,910
Other long-term liabilities (Note 10)	232,067	232,689	2,796
Total long-term liabilities	2,080,007	2,097,249	25,060
EQUITY (Notes 7 and 14)
Common stock—authorized, 7,000,000 shares; issued, 556 shares in 2012 and 2011; and class shares subject to call option—authorized, 14,000,000 shares; issued, 11,507,826 shares in 2012 and 2011	1,909,797	1,909,797	23,010
Class A shares—authorized, 7,000,000 shares; issued, no shares in 2012 and 2011
Additional paid-in capital	2,591,398	2,591,398	31,222
Retained earnings	11,339,464	10,124,683	136,620
Treasury stock—at cost: Common stock—2 shares in 2012 and 2011; and class shares subject to call option—11,507,826 shares in 2012 and 2011	(680,820)	(680,820)	(8,203)
Accumulated other comprehensive income
Unrealized loss on available-for-sale securities	(2,803)	(7,609)	(34)
Total equity	15,157,036	13,937,449	182,615
TOTAL	¥40,516,001	¥38,447,375	$488,145

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Income
Years Ended March 31, 2012, 2011 and 2010

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2012	2011	2010	2012
NET SALES (Note 2.r)	¥147,608,039	¥144,862,497	¥142,689,075	$1,778,410
COST OF SALES	130,143,576	126,605,907	125,208,085	1,567,995
Gross profit	17,464,463	18,256,590	17,480,990	210,415
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	11,640,463	12,013,783	10,929,172	140,246
Operating income	5,824,000	6,242,807	6,551,818	70,169
OTHER INCOME (EXPENSES):
Interest and dividend income	22,957	13,649	14,890	276
Interest expense	(21,356)	(16,500)	(18,716)	(257)
Loss on impairment of long-lived assets (Note 2.g)	(14,614)		(128,230)	(176)
Gain on sales of shares of subsidiaries (Note 2.a)		313,669
Impairment loss of goodwill (Note 2.a)			(578,056)
Equity in earnings of associated company	110,410	112,078	114,587	1,330
Other—net (Note 3)	43,631	(24,708)	63,584	526
Other income (expenses)—net	141,028	398,188	(531,941)	1,699
INCOME BEFORE INCOME TAXES AND NONCONTROLLING INTERESTS	5,965,028	6,640,995	6,019,877	71,868
INCOME TAXES (Note 8):
Current	2,927,892	3,163,705	2,939,221	35,276
Deferred	110,495	12,316	137,010	1,331
Total income taxes	3,038,387	3,176,021	3,076,231	36,607
NET INCOME	2,926,641	3,464,974	2,943,646	35,261
NONCONTROLLING INTERESTS IN NET INCOME		(8,666)	(5,897)
NET INCOME ATTRIBUTABLE TO OWNERS OF PARENT COMPANY	¥2,926,641	¥3,456,308	¥2,937,749	$35,261

	Yen			U.S. Dollars (Note 1)
	2012	2011	2010	2012
EARNINGS PER SHARE OF COMMON STOCK—Net income (Note 2.q)	¥5,282,745.54	¥6,238,824.08	¥5,302,795.87	$63,647.54

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Comprehensive Income
Years Ended March 31, 2012 and 2011

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2012	2011	2012
NET INCOME	¥2,926,641	¥3,464,974	$35,261
OTHER COMPREHENSIVE INCOME:
Unrealized gain (loss) on available-for-sale securities (net of tax)	4,806	(40,691)	586
Total other comprehensive income	4,806	(40,691)	586
COMPREHENSIVE INCOME (Note 14)	¥2,931,447	¥3,424,283	$35,319

TOTAL COMPREHENSIVE INCOME ATTRIBUTABLE TO:
Owners of parent	¥2,931,447	¥3,415,617	$35,319
Noncontrolling interests		8,666

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Changes in Equity
Years Ended March 31, 2012, 2011 and 2010

Thousands of yen

	Outstanding Number of Shares of Common Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Unrealized Gain (Loss) on Available- for-Sale Securities	Noncontrolling Interests	Total Equity
BALANCE, APRIL 1, 2009	554	¥1,909,797	¥2,591,398	¥9,835,706	¥ (680,820)	¥ (13,179)	¥46,614	¥13,689,516
Net income				2,937,749				2,937,749
Cash dividends, ¥7,932,000 per share				(4,394,328))				(4,394,328)
Net change in the year						46,261	5,897	52,158
BALANCE, MARCH 31, 2010	554	1,909,797	2,591,398	8,379,127	(680,820)	33,082	52,511	12,285,095
Net income				3,456,308				3,456,308
Cash dividends, ¥3,088,000 per share				(1,710,752))				(1,710,752)
Net change in the year						(40,691)	(52,511)	(93,202)
BALANCE, MARCH 31, 2011	554	1,909,797	2,591,398	10,124,683	(680,820)	(7,609)		13,937,449
Net income				2,926,641				2,926,641
Cash dividends, ¥3,090,000 per share				(1,711,860))				(1,711,860)
Net change in the year						4,806		4,806
BALANCE, MARCH 31, 2012	554	¥1,909,797	¥2,591,398	¥11,339,464	¥ (680,820)	¥ (2,803)		¥15,157,036

	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Unrealized Gain (Loss) on Available-for-Sale Securities	Total Equity
BALANCE, MARCH 31, 2011	$ 23,010	$ 31,222	$ 121,984	$ (8,203)	$ (92))	$167,921
Net income			35261			35261
Cash dividends, $37,229 per share			(20,625))			(20,625)
Net change in the year					58	58
BALANCE, MARCH 31, 2012	$ 23,010	$ 3,122	$ 136,620	$ (8,203)	$ (34)	$ 182,615
See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended March 31, 2012, 2011 and 2010

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2012	2011	2010	2012
OPERATING ACTIVITIES:
Income before income taxes and minority interests	¥5,965,028	¥6,640,995	¥6,019,877	$71,868
Adjustments for:
Income taxes—paid	(2,039,547)	(3,251,018)	(3,613,658)	(24,573)
Depreciation and amortization	738,495	758,497	588,864	8,897
Amortization of goodwill	317,938	342,707	414,281	3,830
Provision for (reversal of) allowance for doubtful receivables	(17,219)	2,996	(33,984)	(207)
Equity in earnings of an associated company	(110,410)	(112,078)	(114,587)	(1,330)
Gain on sales of property, plant and equipment	(1,194)	(296)	(721)	(14)
Loss on disposal and sales of property, plant and equipment	7,304	39,460	16,636	88
Gain on sales of shares of subsidiaries		(313,669)
Loss on impairment of long‑lived assets	14,614		128,230	176
Impairment loss of goodwill			578,056
Asset retirement cost		86	41,204
Loss on sales of investment securities			4,643
Write-off of investment securities	9,696	77,343		117
Increase in receivables—trade accounts	(986,530)	(306,755)	(399,311)	(11,886)
Increase in inventories	(232,712)	(39,287)	(26,863)	(2,804)
Decrease (increase) in interest receivable	(594)	(69)	503	(7)
Increase (decrease) in trade payables	861,880	(31,788)	334,369	10,384
Increase (decrease) in interest payable	(244)	244		(3)
Decrease (increase) in other current assets	423,385	(35,216)	(69,225)	5,101
Increase (decrease) in other current liabilities	1,088,654	137,721	(470,312)	13,116
Decrease in accrued bonuses to employees	(52,642)	(250,230)	(69,279)	(634)
Increase (decrease) in accrued bonuses to directors and corporate auditors		100	(2,400)
Increase (decrease) in accrued employees’ retirement benefits	(105,136)	98,674	77,726	(1,267)
Increase (decrease) in accrued retirement benefits for directors and corporate auditors	(24,277)	(6,394)	4,973	(292)
Other—net	66,460	(18,275)	(189,186)	801
Total adjustments	(42,079)	(2,907,247)	(2,800,041)	(507)
Net cash provided by operating activities—(Forward)	¥5,922,949	¥3,733,748	¥3,219,836	$71,361

Continued on following page.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended March 31, 2012, 2011 and 2010

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2012	2011	2010	2012
Net cash provided by operating activities—(Forward)	¥5,922,949	¥3,733,748	¥3,219,836	$71,361

INVESTING ACTIVITIES:
Purchases of marketable securities	(99,970)	(99,963)	(99,924)	(1,204)
Redemption of marketable securities	100,000	100,000	100,000	1,205
Purchases of property, plant and equipment	(549,038)	(296,820)	(224,493)	(6,615)
Proceeds from sales of property, plant and equipment	2,363	6,727	1,768	28
Purchases of intangible assets	(253,872)	(196,477)	(132,481)	(3,059)
Proceeds from sales of intangible assets		51
Purchases of investment securities	(15,880)	(19,627)	(20,986)	(191)
Proceeds from sales of investment securities	26,845		85,221	323
Disbursements for purchases of shares of subsidiary		(85,946)
Proceeds from sales of shares of subsidiaries		651,099
Deposit to a subsidiary of a shareholder	(6,004,069)	(2,090)	(5,315)	(72,338)
Proceeds from collections of loans	3,972	8,387	1,614,744	48
Proceeds from (disbursements) for rental deposits	390,609	(441,442)		4,706
Other	(106,035)	(3,625)	(85,801)	(1,277)
Net cash provided by (used in) investing activities	(6,505,075)	(379,726)	1,232,733	(78,374)

FINANCING ACTIVITIES:
Increase in short‑term bank loans	12,800,000	6,600,000	5,510,000	154,217
Decrease in short‑term bank loans	(14,800,000)	(4,600,000)	(5,010,000)	(178,313)
Repayments of capital lease obligation	(202,090)	(98,818)	(30,418)	(2,435)
Dividends paid	(1,711,860)	(1,710,752)	(4,394,328)	(20,625)
Net cash provided by (used in) financing activities	(3,913,950)	190,430	(3,924,746)	(47,156)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,496,076)	3,544,452	527,823	(54,169)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	12,321,527	8,777,075	8,249,252	148,452
CASH AND CASH EQUIVALENTS, END OF YEAR	¥7,825,451	¥12,321,527	¥8,777,075	$94,283

Continued on following page.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended March 31, 2012, 2011 and 2010

ADDITIONAL INFORMATION

Interest payments for the years ended March 31, 2012, 2011 and 2010 were as follows:

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2012	2011	2010	2012
Interest payments	¥21,600	¥16,256	¥18,716	$260

Non-cash investing and financing activities were as follows:

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2012	2011	2010	2012
Sales of shares of subsidiaries:
Current assets		¥605,625
Fixed assets		813,154
Current liabilities		(831,100)
Long-term liabilities		(41,348)
Gain on sales of shares of subsidiaries		313,669
Gross proceeds from sales of shares of subsidiaries		860,000
Cash and cash equivalents of the sold subsidiaries		(208,901)
Net proceeds from sales of shares of subsidiaries		¥651,099

Acquisition of lease assets and obligations under finance leases	¥371,433	¥497,665	¥112,897	$4,475

On March 31, 2011, the Company sold all shares of the common stock of its wholly owned subsidiary, Nissho Linen Supply Co., Ltd. (“Nissho”), to a third party (see Note 2.a for further information). The cash flows of Nissho from January 1, 2010 to March 31, 2011 were included in the consolidated statement of cash flows for the year ended March 31, 2011.

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

1.	BASIS OF PRESENTING CONSOLIDATED FINANCIAL STATEMENTS

AIM SERVICES Co., Ltd. (the “Company”) mainly provides business dinning services in Japan and is owned 50 percent by ARAMARK Corporation and 50 percent by Mitsui & Co.,Ltd..

The accompanying consolidated financial statements have been prepared in accordance with the provisions set forth in the Companies Act of Japan (the “Companies Act”) and in conformity with accounting principles generally accepted in Japan (“Japanese GAAP”). Japanese GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). Information relating to the nature and effect of such differences is presented in Note 16 to the consolidated financial statements.

In preparing these consolidated financial statements, certain reclassifications and rearrangements, including additions of the consolidated statements of cash flows and footnote disclosures, have been made to the consolidated financial statements issued domestically in order to present them in a form which is more familiar to readers outside Japan. In addition, certain reclassifications have been made in the 2011 and 2010 consolidated financial statements to conform to the classifications used in 2012.

The consolidated financial statements are stated in Japanese yen, the currency of the country in which the Company is incorporated and operates. The translation of Japanese yen amounts into U.S. dollar amounts is included solely for the convenience of readers outside Japan and has been made at the rate of ¥83 to $1, the approximate rate of exchange at March 31, 2012. Such translation should not be construed as a representation that the Japanese yen amounts could be converted into U.S. dollars at that or any other rate.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Consolidation—The consolidated financial statements as of March 31, 2012 include the accounts of the Company and all 11 (11 in 2011 and 12 in 2010) subsidiaries (together, the “Group”).
An investment in an associated company (a company over which the Company has the ability to exercise significant influence) is accounted for by the equity method. Refer to Note 2.e.

The excess of the cost of an acquisition over the fair value of the net assets of the acquired subsidiaries at the date of acquisition is represented as “Goodwill” on the consolidated balance sheets and is being amortized on a straight-line basis over a period from 8 to 13 years.

For the fiscal year ended March 31, 2010, due to the decrease in revenue of the office coffee and tea services segment, the Company recognized the impairment of goodwill balance to the recoverable value. The impairment amounted to ¥578,056 thousand.

Intercompany balances and transactions have been eliminated in consolidation. Unrealized profit included in assets resulting from transactions within the Group is eliminated.

The Company acquired the remaining 5.37% of ownership interest in Nissho on March 18, 2011 and sold all shares of the common stock of Nissho to Yamashita Co, a third party on March 31, 2011 to redeploy the Company’s capital to its core food servicing businesses. Nissho had been a subsidiary of the Company engaged in the linen supply businesses and had a December 31 fiscal year-end. As the Company sold its shares on March 31, 2011, Nissho’s income and loss, and cash flows from January 1, 2010 to March 31, 2011 were included in the Company’s consolidated financial statements. The gross proceeds from the sale were ¥860,000 thousand, and the gain from the sale was ¥313,669 thousand. Nissho’s net income after tax during the 3 months from January 1, 2011 to March 31, 2011 amounted to ¥12,453 thousand.

b.
Cash and Cash Equivalents—Cash equivalents are short-term investments that are readily convertible into cash and that are exposed to insignificant risk of changes in value. Cash equivalents include time deposits and benefit bonds of securities investment trusts, all of which mature or become due within three months of the date of acquisition.

Deposit is a contract in which cash is trusted to the subsidiary of the Company’s shareholder. The cash can be readily withdrawn within a few days, however the Company does not have the intention to do so as the Company has sufficient working capital and do not need this deposit within a short period of time (i.e., three months). Based on this, the Company did not treat Deposit as Cash and Cash Equivalents.

c.
Inventories—Inventories are mainly stated at the latest purchase price which approximates the first-in, first-out cost method. In accordance with Accounting Standard Board of Japan (the “ASBJ”) Statement No. 9, “Accounting Standard for Measurement of Inventories,” inventories held for sale in the ordinary course of business are measured at the lower of cost or net selling value, which is defined as the selling price less additional estimated manufacturing costs and estimated direct selling expenses.　The replacement cost may be used in place of the net selling value, if appropriate.

d.
Marketable and Investment Securities—Marketable and investment securities are classified and accounted for, depending on management’s intent, as follows: (1) held-to-maturity debt securities, which are expected to be held to maturity with the positive intent and ability to hold to maturity, are reported at amortized cost and (2) available-for-sale securities, which are not classified as the aforementioned securities, are reported at fair value with unrealized gains and losses, net of applicable taxes, reported in a separate component of equity.

Declines in fair value of held-to-maturity and available-for-sale securities are analyzed to determine if the decline is temporary or “other than temporary.” When other than temporary declines occur, the investment is reduced to its fair value and the amount of the reduction is reported as a loss. Any subsequent increases in other than temporary declines in fair value will not be realized until the securities are sold.

Non-marketable available-for-sale securities are stated at cost determined by the moving-average cost method. For other than temporary declines in fair value, non-marketable available-for-sale securities are reduced to net realizable value by a charge to income.

e.
Investment in Associated Company—The Company uses the equity method of accounting for its investment in and earnings or losses of an associated company that the Company does not control but over which the Company does exert significant influence. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of an investee of between 20% and 50%. The Company determines whether a decline in fair value is other than temporary by considering various factors, such as historical financial data, product development activities and the overall health of the affiliate’s industry. If the Company considers any such decline to be other than temporary, then a write-down to the estimated fair value is recorded.

f.
Property, Plant and Equipment—Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment of the Group is computed substantially by the declining-balance method at rates based on the estimated useful lives of the assets, while the straight-line method is applied to the buildings which were acquired after April 1, 1998. The range of useful lives is principally from 3 to 47 years for buildings and structures, from 2 to 10 years for machinery and equipment, from 5 to 20 years for furniture and fixtures, and 5 years for lease assets.

Amendments to the Corporate Tax Law in Japan have resulted in changes to the depreciation methods used for property, plant and equipment acquired since April 1, 2007. Prior to these amendments, the Group’s depreciation methods were based on a depreciation limit of 95% and a residual value of 5% of the acquisition price of an asset. This depreciation limit and residual value were removed and the full acquisition price can now be depreciated to the nominal value of ¥1 at the end of the asset’s useful life, either on a straight-line basis or on a declining-balance basis. The depreciation rates for both methods, set forth by the Corporate Tax Law, were also amended. Assets acquired on or after April 1, 2007 are depreciated according to the new depreciation methods while existing assets acquired on or before March 31, 2007 are depreciated based on the traditional methods with the depreciation limit written off equally over 5 years.

g.
Impairment of Long-Lived Assets—The Group reviews its long-lived assets including goodwill for impairment whenever events or changes in circumstance indicate the carrying amount of an asset or asset group may not be recoverable. An impairment loss would be recognized if the carrying amount of an asset or asset group exceeds the sum of the undiscounted future cash flows expected to result from the continued use and eventual disposition of the asset or asset group. The impairment loss would be measured as the amount by which the carrying amount of the asset exceeds its recoverable amount, which is the higher of the discounted cash flows from the continued use and eventual disposition of the asset or the net selling price at disposition.

For the fiscal year ended March 31, 2010, the Company wrote down the book value of its corporate dormitory to its recoverable value. Such write-down amount, ¥123,426 thousand, was recorded as an impairment loss for the year. For the fiscal year ended March 31, 2012, the Company also wrote down the book value of its idle facilities amounting to ¥14,613 thousand ($176 thousand) as an impairment loss.

h.	Golf Membership—Golf membership is stated at cost. For other than temporary declines in fair value, golf membership is reduced to net realizable value by a charge to income.

i.
Operating Rights—Operating rights are mainly the right to operate the kiosk in factories which were acquired in December 2005 as part of a business acquisition. Operating rights are carried at cost less accumulated amortization, which is calculated by the straight-line method over 5 years, and were fully amortized during the year ended March 31, 2011. Amortization expenses for the years ended March 31, 2011 and 2010 amounted to ¥18,947 thousand and ¥25,281 thousand, respectively.

j.	Lease Deposits and Insurance Deposits—Lease deposits are mainly related to the Group’s office spaces and are refundable at the termination of each lease contract.
Insurance deposits consist of life insurance and non-life insurance policies for employees, for which the Company is the named beneficiary. Most of the insurance deposits are refundable.

k.
Retirement and Pension Plans—The Company and certain subsidiaries have defined benefit corporate pension plans covering substantially all of their regular employees. The Group accounts for the liability for retirement benefits based on projected benefit obligations and plan assets at the balance sheet date.

Retirement benefits to directors and corporate auditors are provided at the amount which would be required if all directors and corporate auditors retired at the balance sheet date.

In July 2008, the ASBJ issued an Accounting Standard—ASBJ Statement No. 19, “Partial Amendments to Accounting Standard for Retirement Benefits (Part 3).” The amended standard required the companies to calculate retirement benefits based on the discount rate at the year-end date determined by government bonds, government agency securities and high quality corporate bonds. This standard was effective for fiscal years beginning on or after April 1, 2009. The adoption of ASBJ Statement No. 19 did not have a significant impact on the Company’s consolidated financial position and results of operations.

l.
Leases—In March 2007, the ASBJ issued an Accounting Standard—ASBJ Statement No. 13, “Accounting Standard for Lease Transaction and its Implementation Guidance” and ASBJ Guidance No. 16, “Guidance on Accounting Standard for Lease Transactions.” The new standard and related implementation guidance eliminated a transitional rule where companies were allowed to account for finance leases that did not transfer ownership at the end of the lease term as operating leases and required the companies to recognize them as finance leases on their balance sheet.

In accordance with new accounting standard for lease, the Company capitalized all finance leases on its consolidated balance sheets and is depreciating the lease assets by the straight-line method over their respective lease terms. However, finance leases that do not transfer ownership and whose commencement day falls prior to April 1, 2008 continue to be accounted for as an operating lease with required disclosure in the notes in accordance with an exceptional rule in the new accounting standard.

m.
Asset Retirement Obligations—In March 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 18, “Accounting Standard for Asset Retirement Obligations” and ASBJ Guidance No. 21, “Guidance on Accounting Standard for Asset Retirement

Obligations.” The new standard and related implementation guidance require companies to recognize asset retirement obligations as liabilities and the corresponding asset retirement costs as tangible fixed assets.
The Group leases several corporate and regional offices and has installed leasehold improvements, such as partitions, counters and phone systems, in these leased properties. Most lease agreements in Japan require the lessee to restore the leased property to its original condition, including removal of the leasehold improvements the lessee has installed when the lessee moves out of the leased property. As a result, the Group will incur certain future costs for the restorations that are required under the lease agreements.

The accounting standard for asset retirement obligations is effective for fiscal years beginning on or after April 1, 2010, however, early adoption was permitted. The Company early adopted the accounting standard for the fiscal year ended March 31, 2010 and the effect of this change was to decrease operating income by ¥50,610 thousand.

n.
Financial Instruments—In March 2008, the ASBJ revised Accounting Standard—ASBJ Statement No. 10, “Accounting Standard for Financial Instruments” and issued ASBJ Guidance No. 19, “Guidance on Disclosures about Fair Value of Financial Instruments.” This revised standard and related implementation guidance expanded the disclosure requirements relating to the fair value measurements of financial instruments. This standard and implementation guidance were effective for the fiscal years ending on or after March 31, 2010. The adoption of ASBJ Statement No. 10 and related guidance did not have an impact on its consolidated financial position and results of operations.

o.
Income Taxes—The Group adopted the accounting standard for interperiod allocation of income taxes based on the asset and liability method. Deferred income taxes are recorded to reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. These deferred taxes are measured by applying currently enacted tax laws to the temporary differences. The Group determined the recoverability of deferred tax assets based on all future information currently available.

Amendments to the Japanese tax regulations were enacted into law on November 30, 2011. As a result of these amendments, the statutory income tax rate will be reduced from approximately 40% to 38% effective from the year beginning April 1, 2012, and to approximately 35% effective from the year beginning April 1, 2015 and thereafter. Consequently, the statutory income tax rate utilized for deferred tax assets and liabilities expected to be settled or realized in the period from April 1, 2012 to March 31, 2015 is approximately 38% and for periods subsequent to March 31, 2015 the rate is approximately 35%. The adjustments to deferred tax assets and liabilities resulting from the reduction in the statutory income tax rate is a reduction in net income of ¥176,903 thousand ($2,131 thousand) and have been reflected in income taxes in the consolidated statement of income for the year ended March 31, 2012.

p.	Appropriations of Retained Earnings—Appropriations of retained earnings at each year-end are reflected in the consolidated financial statements in the year following shareholders’ approval.

q.	Per Share Information—Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period.

r.
Revenue Recognition—Most of the operating businesses of the Group have contractual relationships with customers. In these businesses, revenue is recognized in the period in which the services are provided pursuant to the terms of the contracts. Revenue from dining, delivery food and beverage services is recognized upon delivery of food and beverage products.

s.
Presentation of Comprehensive Income—In June 2010, the ASBJ issued Accounting Standard—ASBJ Statement No. 25, “Accounting Standard for Presentation of Comprehensive Income.” This new standard requires the presentation of comprehensive income and other comprehensive income on financial statements. This standard was effective for the consolidated financial statements for the periods ending on or after March 31, 2011. The Company presented Accumulated other comprehensive income as of March 31, 2012 and 2011 in the balance sheet, Comprehensive income for the years ended March 31, 2012 and 2011 in the statement of comprehensive income and Comprehensive income for the year ended March 31, 2010 in Note 14 in conformity with ASBJ Statement No. 25.

3.	MARKETABLE AND INVESTMENT SECURITIES
Marketable and investment securities at March 31, 2012 and 2011 consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Current—Marketable securities (debt securities)	¥99,970	¥99,963	$1,205
Total	¥99,970	¥99,963	$1,205
Non‑current-Investment securities
Marketable equity securities	¥385,114	¥400,384	$4,640
Non‑marketable equity securities	322,065	323,645	3,880
Total	¥707,179	¥724,029	$8,520

During the year ended March 31, 2011, the balance of non‑marketable equity securities decreased by ¥77,343 thousand due to an impairment loss recognized on preferred stocks held by the Company. The impairment is included in other income (expenses) other-net.

Information regarding marketable equity securities classified as available-for-sale and held-to-maturity debt securities at March 31, 2012 and 2011 was as follows:

	Thousands of Yen
March 31, 2012	Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available‑for‑sale marketable equity securities	¥296,911	¥104,557	¥16,354	¥385,114
Held-to-maturity debt securities	99,970			99,970
Total	¥396,881	¥104,557	¥16,354	¥485,084
March 31, 2011
Available‑for‑sale marketable equity securities	¥309,994	¥124,600	¥34,210	¥400,384
Held-to-maturity debt securities	99,963			99,963
Total	¥409,957	¥124,600	¥34,210	¥500,347

	Thousands of U.S. Dollars
March 31, 2012	Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available‑for‑sale marketable equity securities	$3,577	$1,260	$197	$4,640
Held-to-maturity debt securities	1,204			1,205
Total	$4,781	$1,260	$197	$5,844

Carrying amounts of available-for-sale securities whose fair value is not readily determinable as of March 31, 2012 and 2011 were as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Available‑for‑sale—Non‑marketable equity securities	¥322,065	¥323,645	$3,880

The carrying amounts of debt securities by contractual maturities for securities classified as held-to-maturity at March 31, 2012 were as follows:

	Thousands of Yen	Thousands of U.S. Dollars
Due within one year	¥99,970	$1,205

4.	INVENTORIES

Inventories at March 31, 2012 and 2011 consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Merchandise	¥490,857	¥261,222	$5,914
Raw materials	985,407	985,124	11,872
Supplies	215,204	212,411	2,593
Total	¥1,691,468	¥1,458,757	$20,379

5.	SHORT-TERM BANK LOANS

Short‑term bank loans at March 31, 2011 consisted of notes to banks. The annual interest rates applicable to the short‑term bank loans ranged from 0.44% to 0.96% at March 31, 2011.

As is customary in Japan, the Company maintains substantial deposit balances with banks with which it has borrowings. Such deposit balances are not legally or contractually restricted as to withdrawal.

General agreements with respective banks provide, as is customary in Japan, that additional collateral must be provided under certain circumstances if requested by such banks and that certain banks have the right to offset cash deposited with them against any long‑term or short‑term debt or obligation that becomes due and, in case of default and certain other specified events, against all other debts payable to the banks. The Company has never been requested to provide any additional collateral.

6.	LIABILITY FOR EMPLOYEES’ RETIREMENT BENEFITS

The Company and certain subsidiaries have defined benefit corporate pension plans for employees.

Under most circumstances, employees terminating their employment are entitled to retirement benefits determined based on the rate of pay at the time of termination, years of service and certain other factors. Such retirement benefits are made in the form of a lump-sum severance payment from the Company or from certain subsidiaries and annuity payments from a trustee. Employees are entitled to larger payments if the termination is involuntary, by retirement at the mandatory retirement age, or by death.

The Company and one of its subsidiaries amended their pension plans from Tax-Qualified Annuity Plans to non-contributory defined benefit corporate pension plans during the years ended March 31, 2010 and 2011, respectively. During the year ended March 31, 2011, the subsidiary recognized the prior service credit of ¥37,370 thousand as a onetime amortization credit for the amendment on May 1, 2010, and during the year ended March 31, 2010, the Company recognized the prior service credit of ¥289,985 thousand as a onetime amortization credit for the amendment on July 1, 2009.

The liability for employees’ retirement benefits at March 31, 2012 and 2011 consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Projected benefit obligation	¥9,044,586	¥7,824,419	$108,971
Fair value of plan assets	(6,232,419)	(5,723,675)	(75,089)
Unrecognized actuarial loss	(1,867,398)	(1,115,495)	(22,499)
Net amount on the consolidated balance sheets	944,769	985,249	11,383
Prepaid pension costs (included in other assets)	(273,560)	(338,216)	(3,296)
Employees’ retirement benefits	¥1,218,329	¥1,323,465	$14,679

The components of net periodic benefit costs are as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2012	2011	2010	2012
Service cost	¥544,854	¥541,931	¥544,033	$6,564
Interest cost	153,935	147,971	146,390	1,855
Expected return on plan assets	(114,443)	(118,221)	(96,652)	(1,379)
One-time amortization of prior service credit		(37,370)	(289,985)
Recognized actuarial loss	166,003	113,761	191,545	2,000
Net periodic benefit costs	¥750,349	¥648,072	¥495,331	$9,040

Assumptions used for the years ended March 31, 2012, 2011 and 2010 are set forth as follows:

	2012	2011	2010
Discount rate	From 0.7% to 1.1%	2.0%	2.0%
Expected rate of return on plan assets	2.0%	2.0%	2.0%
Amortization period of prior service credit relating to the plan amendment		Onetime amortization when incurred	Onetime amortization when incurred
Recognition period of actuarial gain/loss	From 5 to 12 years	From 5 to 12 years	From 5 to 12 years

7.	EQUITY

The significant provisions in the Companies Act that affect financial and accounting matters are summarized below:

a.	Dividends

Under the Companies Act, companies can pay dividends at any time during the fiscal year in addition to the year-end dividend upon resolution at the shareholders meeting. If companies meet certain criteria such as (1) having a Board of Directors, (2) having independent auditors, and (3) the term of service of the directors is prescribed as one year rather than two years of normal term by its articles of incorporation, the Board of Directors may declare dividends (except for dividends in-kind) at any time during the fiscal year if the company has prescribed so in its articles of incorporation. The Company meets the above criteria.

The Companies Act permits companies to distribute dividends in-kind (non-cash assets) to shareholders subject to a certain limitation and additional requirements.

Semiannual interim dividends may also be paid once a year upon resolution by the Board of Directors if the articles of incorporation of the company so stipulate. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The limitation is defined as the amount available for distribution to the shareholders, but the amount of net assets after dividends must be maintained at no less than ¥3,000 thousand.

b.	Increases/Decreases and Transfer of Common Stock, Reserve and Surplus

The Companies Act requires that an amount equal to 10% of dividends must be appropriated as a legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the payment of such dividends until the total of the aggregate amount of legal reserve and additional paid-in capital equals 25% of the common stock. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that common stock, legal reserve, additional paid-in capital, other capital surplus and retained earnings can be transferred among the accounts under certain conditions upon resolution of the shareholders.

c.	Treasury Stock and Treasury Stock Acquisition Rights

The Companies Act also allows for companies to purchase treasury stock and dispose of such treasury stock by resolution of the Board of Directors. The amount of treasury stock purchased cannot exceed the amount available for distribution to the shareholders which is determined by specific formula. Under the Companies Act, stock acquisition rights, which were previously presented as a liability, are now presented as a separate component of equity. The Companies Act also provides that companies can purchase both treasury stock acquisition rights and treasury stock. Such treasury stock acquisition rights are presented as a separate component of equity or deducted directly from stock acquisition rights.

8.	INCOME TAXES
The tax effects of temporary differences which resulted in deferred tax assets at March 31, 2012 and 2011 are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Current:
Deferred tax assets:
Accrued bonuses to employees	¥1,318,875	¥1,425,264	$15,890
Accrued enterprise taxes	111,822	128,424	1,347
Accrued social insurance contributions by employer	205,592	216,782	2,477
Accrued business office taxes	17,265	17,696	208
Accrued rent	76,532	24,945	922
Other	38,346	21,159	462
Total	1,768,432	1,834,270	21,306
Net deferred tax assets	¥1,768,432	¥1,834,270	$21,306

Non‑current:
Deferred tax assets:
Employees’ retirement benefits	¥391,557	¥436,055	$4,718
Retirement benefits for directors and corporate auditors	19,789	32,403	238
Impairment loss on investment securities	43,843	51,740	528
Impairment loss on golf membership	11,113	10,198	134
Impairment loss on long‑lived assets	66,281	55,115	799
Allowance for doubtful accounts	27,339	34,356	329
Asset retirement obligations	19,492	46,971	235
Other	49,947	19,575	602
Less valuation allowance	(76,099)	(88,494)	(917)
Total	553,262	597,919	6,666
Deferred tax liabilities—net unrealized gain on available‑for‑sale securities	30,998	36,345	374
Total	30,998	36,345	374
Net deferred tax assets	¥522,264	¥561,574	$6,292

A reconciliation between the normal effective statutory tax rate and the actual effective tax rate reflected in the accompanying consolidated statements of income for the years ended March 31, 2012, 2011 and 2010 is as follows:

	2012	2011	2010
Normal effective statutory tax rate	40%	40%	40%
Expenses not deductible for income tax purposes	1	1	1
Non-deductible per capita levy of local taxes	5	5	5
Non-deductible amortization of goodwill	2	2	3
Non-deductible impairment loss of goodwill			4
Effect of amendments to the Japanese Tax regulations	3
Other—net			(2)
Actual effective tax rate	51%	48%	51%

As discussed in Note 2.o, the tax rate applied to the Company will be reduced approximately from 40% to 38% effective from the year beginning April 1, 2012, and to approximately 35% effective from the year beginning April1, 2015 and thereafter. The effect of adjustments to deferred tax assets and liabilities resulting from the reduction in the tax rate was an increase in income taxes of ¥176,903 thousand ($2,131 thousand).

9.	LEASES
The Group leases certain machinery, dining support service related equipment, office space and other assets.

Rent expenses for operating leases for the years ended March 31, 2012, 2011 and 2010 amounted to ¥1,207,902 thousand ($14,553 thousand), ¥1,466,046 thousand and ¥1,373,181 thousand, respectively.

Lease payments under finance leases for the years ended March 31, 2012, 2011 and 2010 were ¥132,016 thousand ($1,591 thousand), ¥250,035 thousand and ¥365,284 thousand, respectively.

Obligations under finance leases and future minimum payments under noncancelable operating leases were as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2012		2012
	Finance Leases	Operating Leases	Finance Leases	Operating Leases
Due within one year	¥228,632	¥117,983	$2,755	$1,421
Due after one year	573,545	137,191	6,910	1,653
Total	¥802,177	¥255,174	$9,665	$3,074

As discussed in Note 2.l, the Company accounts for leases which existed at the transition date of the new accounting standards and do not transfer ownership of the leased property to the lessee as operating lease transactions.

Pro forma information of such leased property existing at the transition date on an “as if capitalized” basis for the years ended March 31, 2012 and 2011 was as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2012			2012
	Machinery and Equipment	Furniture and Fixtures	Total	Machinery and Equipment	Furniture and Fixtures	Total
Acquisition cost	¥3,945	¥332,194	¥336,139	$48	$4,002	$4,050
Accumulated depreciation	(3,737)	(300,178)	(303,915)	(45)	(3,617)	(3,662)
Net leased asset	¥208	¥32,016	¥32,224	$3	$385	$388

	Thousands of Yen
	2011
	Machinery and Equipment	Furniture and Fixtures	Software	Total
Acquisition cost	¥34,416	¥817,790	¥11,608	¥863,814
Accumulated depreciation	(28,588)	(667,848)	(10,586)	(707,022)
Net leased asset	¥5,828	¥149,942	¥1,022	¥156,792

Obligations as if capitalized:

	Thousands of Yen	Thousands of U.S. Dollars
	2012	2012
Due within one year	¥31,835	$384
Due after one year	2,115	25
Total	¥33,950	$409

Depreciation expense and interest expense as if capitalized:

	Thousands of Yen			Thousands of U.S. Dollars
	2012	2011	2010	2012
Depreciation expense	¥124,449	¥235,812	¥347,015	$1,499
Interest expense	2,299	6,856	13,675	28
Total	¥126,748	¥242,668	¥360,690	$1,527

Depreciation expense and interest expense, which are not reflected in the accompanying consolidated statements of income, are computed by the straight-line method and the interest method, respectively.

10.	ASSET RETIREMENT OBLIGATIONS

The Company recognizes asset retirement obligations for its headquarters and some regional offices on the basis of lease agreements. To estimate asset retirement obligations, the Company uses the estimated useful lives for periods ranging from 5 to 29 years and discount rates ranging from 0.485% to 2.130%.

For the year ended March 31, 2011, the Company added ¥51,555 thousand to the balance of asset retirement cost because it has become clear that retirement cost for some assets will be more than the estimation previously calculated, based on the latest information obtained by moving the headquarter office.

The following represent the changes in asset retirement obligations for the years ended March 31, 2012 and 2011:

	Thousands of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Asset retirement obligations at beginning of year	¥199,444	¥87,091	$2,403
Additions to asset retirement obligations	6,430	59,770	77
Accretion of discount	2,340	1,028	28
Liabilities settled during the year	(77,001)		(928)
Revision to estimate		51,555
Asset retirement obligations at end of year	¥131,213	¥199,444	$1,580

11.	FINANCIAL INSTRUMENTS

(1) Financial Instruments

The Company obtains operating funds through loans from financial institutions such as banks and excess funds are invested only in short-term deposit with banks and deposit to a subsidiary of a shareholder. Interest rates for the loans are determined based on discussion with the financial institutions considering the current short-term money market.

Credit risks for notes receivable and accounts receivable are managed based on internal risk management policy.

The Company’s investment securities mainly consist of equity securities. For listed shares, the Company reviews their fair value on a quarterly basis.

(2) Fair Value of Financial Instruments

The carrying amount of financial instruments recorded in its consolidated balance sheets and their estimated fair value as of March 31, 2012 and 2011 are as follows:

	Thousands of Yen				Thousands of U.S. Dollars
	2012		2011		2012
	Carrying Amount（*）	Fair Value（*）	Carrying Amount（*）	Fair Value（*）	Carrying Amount（*）	Fair Value（*）
Cash and cash equivalents	¥7,825,451	¥7,825,451	¥12,321,527	¥12,321,527	$94,283	$94,283
Notes receivable and accounts receivable	14,621,465	14,621,465	13,616,971	13,616,971	176,162	176,162
Marketable securities— Held-to-maturity debt securities	99,970	99,970	99,963	99,963	1,205	1,205
Deposit	6,000,000	6,000,000			72,289	72,289
Investment securities— Available-for-sale marketable equity securities	385,114	385,114	400,384	400,384	4,640	4,640
Notes payable and accounts payable	(8,665,869)	(8,665,869)	(7,803,989)	(7,803,989)	(104,408)	(104,408)
Short-term bank loans			(2,000,000)	(2,000,000)
* indicates liability account.

In accordance with the requirement of ASBJ Statement No. 10, “Accounting Standard for Financial Instruments,” the Company has provided the above fair value estimates and the following information about valuation methodologies.

Cash and cash equivalents
Due to nature of cash and cash equivalents, the fair value approximates the carrying value.

Notes receivable and accounts receivable
As these are settled in a short-term period, the fair value approximates the carrying value.

Marketable securities
Due to the nature and remaining terms of held-to-maturity debt securities, the fair value approximates the amortized cost.

Deposit
As these are settled in a short-term period, the fair value approximates the carrying value.

Investment securities
Equity securities are valued using quoted market prices.

Notes payable and accounts payable

As these are settled in a short-term period, the fair value approximates the carrying value.

Short-term bank loans
As these are settled in a short-term period, the fair value approximates their carrying value.

Because unlisted shares do not have market price and future cash flows are not estimable, it was determined that obtaining fair value information for non-marketable equity securities was not practicable. Thus, unlisted shares, whose carrying amount as of March 31, 2012 and 2011 were ¥1,158,780 thousand ($13,961 thousand) and ¥1,070,788 thousand, respectively, are not included in “Investment securities—Available-for-sale marketable equity securities” in the list above.

12.	SEGMENT INFORMATION

Information about industry segments of the Group for the years ended March 31, 2012, 2011 and 2010 is set forth below. In March 2011, the Company disposed of its Linen Supply Services.

Industry Segments

a.	Sales and Operating Income

	Thousands of Yen
	2012
	Food Business	Office Coffee and Tea Services	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	¥140,895,794	¥6,529,919	¥182,326	¥147,608,039		¥147,608,039
Intersegment sales	2,027,093	1,331,024	267,648	3,625,765	¥ (3,625,765)
Total sales	142,922,887	7,860,943	449,974	151,233,804	(3,625,765)	147,608,039
Operating expenses	134,730,976	7,885,922	511,873	143,128,771	(1,344,732)	141,784,039
Operating income (loss)	¥8,191,911	¥ (24,979)	¥ (61,899)	¥8,105,033	¥ (2,281,033)	¥5,824,000

b.	Total Assets, Depreciation, Impairment Loss, Capital Expenditures and Information about Goodwill

	Thousands of Yen
	2012
	Food Business	Office Coffee and Tea Services	Other Services	Total	Eliminations/ Corporate	Consolidated
Total assets	¥28,135,318	¥3,111,591	¥41,890	¥31,288,799	¥9,227,202	¥40,516,001
Depreciation and other	391,714	157,196	505	549,415	189,080	738,495
Capital expenditures	407,875	290,053	872	698,800	258,009	956,809
Goodwill:
Unamortized balance	775,889	794,282		1,570,171		1,570,171
Amortization	119,368	198,570		317,938		317,938

a.	Sales and Operating Income

	Thousands of U.S. Dollars
	2012
	Food Business	Office Coffee and Tea Services	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	$1,697,539	$78,674	$2,197	$1,778,410		$1,778,410
Intersegment sales	24,423	16,036	3,225	43,684	$ (43,684)
Total sales	1,721,962	94,710	5,422	1,822,094	(43,684)	1,778,410
Operating expenses	1,623,265	95,011	6,167	1,724,443	(16,202)	1,708,241
Operating income (loss)	$98,697	$ (301)	$ (745)	$97,651	$ (27,482)	$70,169

b.	Total Assets, Depreciation, Impairment Loss, Capital Expenditures and Information about Goodwill

	Thousands of U.S. Dollars
	2012
	Food Business	Office Coffee and Tea Services	Other Services	Total	Eliminations/ Corporate	Consolidated
Total assets	$338,980	$37,489	$505	$376,974	$111,171	$488,145
Depreciation and other	4,719	1,894	6	6,619	2,278	8,897
Capital expenditures	4,914	3,495	10	8,419	3,109	11,528
Goodwill:
Unamortized balance	9,348	9,570		18,918		18,918
Amortization	1,438	2,392		3,830		3,830

a.	Sales and Operating Income

	Thousands of Yen
	2011
	Food Business	Office Coffee and Tea Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	¥136,036,998	¥6,747,427	¥1,827,560	¥250,512	¥ 144,862,497		¥144,862,497
Intersegment sales	2,043,682	1,286,006	701,305	272,856	4,303,849	¥ (4,303,849)
Total sales	138,080,680	8,033,433	2,528,865	523,368	149,166,346	(4,303,849)	144,862,497
Operating expenses	129,709,807	7,950,403	2,278,133	604,631	140,542,974	(1,923,284)	138,619,690
Operating income (loss)	¥8,370,873	¥83,030	¥250,732	¥ (81,263)	¥8,623,372	¥ (2,380,565)	¥6,242,807

Intersegment sales and operating expenses of Food Business for the year ended March 31, 2011 have been corrected due to an immaterial error from ¥1,166,926 thousand to ¥2,043,682 thousand and from ¥128,833,051 thousand to ¥129,709,807 thousand, respectively. In addition, intersegment sales and operating expenses of Eliminations/Corporate for the year ended March 31, 2011 have been corrected from ¥(3,427,093) thousand to ¥(4,303,849) thousand and from ¥(1,046,528) thousand to ¥(1,923,284) thousand, respectively.

b.	Total Assets, Depreciation, Impairment Loss, Capital Expenditures and Information about Goodwill

	Thousands of Yen
	2011
	Food Business	Office Coffee and Tea Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Total assets	¥27,149,121	¥3,146,105		¥40,485	¥30,335,711	¥8,111,664	¥38,447,375
Depreciation and other	329,801	115,262	¥68,755	214	514,032	244,465	758,497
Capital expenditures	622,455	298,000	3,524	526	924,505	516,488	1,440,993
Goodwill:
Unamortized balance	895,257	992,852			1,888,109		1,888,109
Amortization	119,368	198,570	24,769		342,707		342,707

Presentation for the year ended March 31, 2011 was corrected to add information about goodwill in accordance with ASBJ Statement No. 17, “Accounting Standard for Disclosures about Segments of an Enterprise and Related Information” and ASBJ Guidance No. 20, “Guidance on Accounting Standard for Disclosures about Segments of an Enterprise and Related Information.”

a.	Sales and Operating Income

	Thousands of Yen
	2010
	Food Business	Office Coffee and Tea Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	¥134,003,532	¥7,027,224	¥1,449,681	¥208,638	¥142,689,075		¥142,689,075
Intersegment sales	1,016,448	847,253	426,754	255,429	2,545,884	¥ (2,545,884)
Total sales	135,019,980	7,874,477	1,876,435	464,067	145,234,959	(2,545,884)	142,689,075
Operating expenses	126,710,928	7,789,752	1,688,129	515,161	136,703,970	(566,713	136,137,257
Operating income (loss)	¥8,309,052	¥84,725	¥188,306	¥ (51,094)	¥8,530,989	¥ (1,979,171)	¥6,551,818

Intersegment sales and operating expenses of Food Business for the year ended March 31, 2010 have been corrected due to an immaterial error from ¥633,736 thousand to ¥1,016,448 thousand and from ¥126,328,216 thousand to ¥126,710,928 thousand, respectively. In addition, intersegment sales and operating expenses of Eliminations/Corporate for the year ended March 31, 2010 have been corrected from ¥(2,163,172) thousand to ¥(2,545,884) thousand and from ¥(184,001) thousand to ¥(566,713) thousand, respectively.

b.	Total Assets, Depreciation, Impairment Loss, Capital Expenditures and Information about Goodwill

	Thousands of Yen
	2010
	Food Business	Office Coffee and Tea Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Total assets	¥29,165,658	¥3,091,287	¥1,362,482	¥55,743	¥33,675,170	¥1,292,350	¥34,967,520
Depreciation and other	307,979	80,902	64,151	183	453,215	135,649	588,864
Impairment loss	4,804				4,804	123,426	128,230
Capital expenditures	280,869	126,578	9,586	260	417,293	136,576	553,869
Goodwill:
Unamortized balance	1,014,625	1,191,422			2,206,047		2,206,047
Amortization	119,368	294,913			414,281		414,281
Impairment loss		578,056					578,056

Presentation for the year ended March 31, 2010 was corrected to add information about goodwill in accordance with ASBJ Statement No. 17, “Accounting Standard for Disclosures about Segments of an Enterprise and Related Information” and ASBJ Guidance No. 20, “Guidance on Accounting Standard for Disclosures about Segments of an Enterprise and Related Information.”

The Company has no branch offices or subsidiaries in foreign countries, therefore geographic segment information has not been disclosed. Also, sales to foreign customers have not been presented because neither the Company nor its subsidiaries recorded foreign sales for the years ended March 31, 2012, 2011 and 2010.

13.	RELATED PARTY TRANSACTIONS
Transactions of the Company with subsidiaries of a shareholder and other related parties for the years ended March 31, 2012, 2011 and 2010 were as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2012	2011	2010	2012
Tax accountant fee to a corporate auditor	¥ 2,014	¥ 2,014	¥ 1,428	$24
Purchase transactions with a subsidiary of a shareholder during the year	10,688,971	9,995,806	9,622,190	128,783

The balances due to or from these subsidiaries of a shareholder at March 31, 2012 and 2011 were as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Deposit made to a subsidiary of a shareholder during the year (*)	¥ 4,892,076	¥ 1,460,273	$58,941
Deposit to a subsidiary of a shareholder	6,000,000		72,289
Account payable to a subsidiary of a shareholder	1,940,478	1,715,068	23,379

Note: (*) Deposit made to a subsidiary of a shareholder generally has term of less than one month. The amounts in the table represent the average balances of the deposit during the year.

14.	COMPREHENSIVE INCOME

Total comprehensive income for the year ended March 31, 2010 was as follows:

Thousands of Yen
2010
Total comprehensive income attributable to:
Owners of the parent	¥2,984,010
Minority interests	5,897
Total comprehensive income	¥2,989,907

Other comprehensive income for the year ended March 31, 2010 was as follows:

Thousands of Yen
2010
Other comprehensive income-
Unrealized gain on available-for-sale securities (net of tax)	¥46,261
Total other comprehensive income	¥46,261

15.	SUBSEQUENT EVENTS
On June 28, 2012, the shareholders of the Company approved payments of cash dividends to the shareholders of record on March 31, 2012 of ¥1,081 thousand ($13 thousand) per share or a total of ¥598,874 thousand ($7,215 thousand) at the Company’s ordinary general meeting of shareholders.

On July 27, 2012, the directors board of the Company approved payment of cash dividends to shareholders of record on September 14, 2012 of ¥7,220 thousand ($87 thousand) per share or a total of ¥3,999,880 thousand ($48,191 thousand) at the Company’s ordinary directors’ board meeting.

16.	RECONCILIATION TO U.S. GAAP
The consolidated financial statements of the Group are prepared in accordance with Japanese GAAP, which varies in certain significant respects from U.S. GAAP. The following are reconciliations of equity and net income of the Company applying U.S. GAAP instead of Japanese GAAP.

Note that in June 2009, the Financial Accounting Standards Board (the “FASB”) issued the Accounting Standards Codification (the “ASC”). The ASC has become the source of authoritative U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. This Codification was effective for fiscal years and interim periods ended after September 15, 2009. The Company adopted the Codification for the year ended March 31, 2010. This adoption did not have a significant impact on the Company’s financial position and results of operations. However, throughout this note to the consolidated financial statements, references that were previously made to various former authoritative U.S. GAAP pronouncements have been removed.

The Group’s equity as of March 31, 2012 and 2011 is reconciled as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Equity in accordance with Japanese GAAP	¥15,157,036	¥13,937,449	$182,615
Differences arising from different accounting for:
a. Goodwill, intangible assets and other business combination related adjustments	7,288,273	7,384,256	87,810
b. Accrued vacation	(2,311,800)	(2,266,212)	(27,853)
c. Employees’ retirement benefits	(2,223,798)	(1,886,812)	(26,793)
e. Capital leases	(16,452)	(13,508)	(198)
f. Tax effect of adjustments	60,040	(317,263)	723
Total	2,796,263	2,900,461	33,689
Equity in accordance with U.S. GAAP	¥17,953,299	¥16,837,910	$216,304

The Group’s net income for the years ended March 31, 2012, 2011 and 2010 is reconciled as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2012	2011	2010	2012
Net income in accordance with Japanese GAAP	¥2,926,641	¥3,456,308	¥2,937,749	$35,261
Differences arising from different accounting for:
a. Goodwill, intangible assets and other business combination related adjustments	(95,983)	(88,190)	593,761	(1,156)
b. Accrued vacation	(45,588)	(13,270)	(214,965)	(549)
c. Employees’ retirement benefits	36,265	(19,564)	(274,942)	436
d. Asset retirement obligation			30,604
e. Capital leases	(2,944)	7,716	11,035	(36)
f. Tax effect of adjustments	226,435	173,776	340,394	2,728
Total	118,185	60,468	485,887	1,423
Net income in accordance with U.S. GAAP	¥3,044,826	¥3,516,776	¥3,423,636	$36,684

ASC 220, “Comprehensive Income,” establishes rules for the reporting of comprehensive income and its components. The following table summarizes the components of comprehensive income under U.S. GAAP for the years ended March 31, 2012, 2011 and 2010:

Comprehensive income	Thousands of Yen			Thousands of U.S. Dollars
	2012	2011	2010	2012
Net income in accordance with U.S. GAAP	¥3,044,826	¥3,516,776	¥3,423,636	$36,684
Other comprehensive income: Unrealized gain (loss) on available-for-sale securities (net of tax)	4,806	(40,691)	46,261	58
Employees’ retirement benefits (net of tax)	(222,383)	(253,959)	646,288	(2,679)
Total comprehensive income	¥2,827,249	¥3,222,126	¥4,116,185	$34,063

The analysis of changes in shareholders’ equity under U.S. GAAP is as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2012	2011	2010	2012
Equity at beginning of year	¥16,837,910	¥15,379,047	¥15,651,293	$202,866
Total comprehensive income (net of tax)	2,827,249	3,222,126	4,116,185	34,063
Cash dividends	(1,711,860)	(1,710,752)	(4,394,328)	(20,625)
Noncontrolling interests		(52,511)	5,897
Equity at end of year	¥17,953,299	¥16,837,910	¥15,379,047	$216,304

The following is a summary of the significant adjustments made to equity and net income to reconcile the Japanese GAAP results with U.S. GAAP. The paragraphs below refer to the corresponding items set forth above.

a.	Business Combinations
Under Japanese GAAP, the Business Accounting Council issued a Statement of Opinion, “Accounting for Business Combinations” in October 2003 which was effective for fiscal years beginning on or after April 1, 2006. Before this statement, there was no specific accounting standard addressing accounting for business combinations; therefore, companies followed common business practices dictated by the Commercial Code of Japan (the “Code”), currently code of the Companies Act.

Under the purchase method generally applied by Japanese companies, goodwill is measured as the excess of purchase price over the carrying values of the individual assets acquired and liabilities assumed at the acquisition date. Subsequently, the goodwill is amortized on a straight-line basis over a number of years that may vary, depending on the nature of the acquired business.

Under U.S. GAAP, all business combinations (excluding combinations of entities under common control) are accounted for using the acquisition method as defined in ASC 805, “Business Combinations.” ASC 805 requires that the net assets, tangible and identifiable intangible assets less liabilities of the acquired company be recorded at fair value, with the excess of the cost of an acquired company over the fair value of the acquired net assets recorded as goodwill. Also, after the adoption of ASC 350, “Intangibles—Goodwill and Other,” goodwill and recognized indefinite-lived intangible assets in a business combination are not amortized, but are tested for impairment at least annually, as well as on an interim basis if events or changes in circumstances indicate that the goodwill or indefinite-lived intangible assets might be impaired. Separate intangible assets that are not deemed to have an indefinite life are amortized over their expected economic life and also tested for impairment.

In 2000, the Company purchased 100% of the outstanding common stock of KK Kizembo (“Kizembo”). In December 2005, the Company purchased 100% of the common stock of Yamato Corporation (“Yamato”). In July 2002, the Company purchased 100% of the common stock of Atlas Co. (“Atlas”) which owned 52.8% of the common stock of Mefos Co. (“Mefos”); subsequently, Atlas acquired the remaining 47.2% of common stock of Mefos in a series of step acquisitions that concluded in December 2005.

In March 2006, the Company and Atlas merged, with the Company as the surviving entity. As a result of the merger, the Company directly held 100% of the common stock of Mefos. Under Japanese GAAP, and in line with the Code, the Company consolidated the net carrying amount of the assets and liabilities of Mefos and wrote off the unamortized amount of goodwill related to the previous acquisition of Atlas and its subsidiary, Mefos.

Under U.S. GAAP, the March 2006 merger between the Company and Atlas was accounted for as a transfer of net assets or equity interests between entities under common control. Such transfer is accounted for by the receiving entity (the Company) at the carrying amounts, including goodwill in the accounts of the transferring entity (Atlas) at the date of the transfer. Consequently, the onetime accelerated goodwill amortization charge is reversed for U.S. GAAP reporting purposes.

On November 1, 2007, the Company completed its merger with Yamato.

On April 1, 2008, the Company completed its merger with its wholly owned subsidiaries, Kizembo and AIM Dining Support Co., Ltd. All assets and liabilities of these entities were transferred to the Company at the appropriate carrying amount and there is no impact on the Company’s consolidated financial statements as well as the reconciliation to U.S. GAAP.

Goodwill:

The following table presents the carrying amount of goodwill under Japanese GAAP and U.S. GAAP as of March 31, 2012 and 2011:

	Thousands of Yen					Thousands of U.S. Dollars
	2012					2012
	Japanese GAAP			U.S. GAAP		Japanese GAAP			U.S. GAAP
Acquired Company	Carrying Amount	Accumulated Amortization	Net Carrying Amount	Carrying Amount, Net of Impairment	Goodwill Related Reconciliation Item	Carrying Amount	Accumulated Amortization	Net Carrying Amount	Carrying Amount, Net of Impairment	Goodwill Related Reconciliation Item
Kizembo	¥482,935	¥ (482,935)		¥332,018	¥332,018	$5,818	$ (5,818)		$4,000	$4,000
Mefos	6,175,740	(5,399,851)	¥775,889	1,875,532	1,099,643	74,407	(65,058)	$9,348	22,597	13,249
Yamato	2,982,465	(2,188,183)	794,282	2,112,419	1,318,137	35,933	(26,364)	9,570	25,451	15,881
Total	¥9,641,140	¥(8,070,969)	¥1,570,171	¥4,319,969	¥2,749,798	$116,158	$ (97,240)	$18,918	$52,048	$33,130

	Thousands of Yen
	2011
	Japanese GAAP			U.S. GAAP
Acquired Company	Carrying Amount	Accumulated Amortization	Net Carrying Amount	Carrying Amount, Net of Impairment	Goodwill Related Reconciliation Item
Kizembo	¥482,935	¥ (482,935)		¥332,018	¥332,018
Mefos	6,175,740	(5,280,483)	¥895,257	1,875,532	980,275
Yamato	2,982,465	(1,989,613)	992,852	2,112,419	1,119,567
Total	¥9,641,140	¥(7,753,031)	¥1,888,109	¥4,319,969	¥2,431,860

For U.S. GAAP reporting purposes, prior to March 31, 2006, the Company recognized goodwill impairment in connection with the acquisition of Atlas and its subsidiary, Mefos.

For U.S. GAAP reporting purposes, the goodwill recognized in connection with the Kizembo acquisition was amortized for those periods prior to the adoption of ASC 350.
For the years ended March 31, 2012, 2011 and 2010 the net income reconciliation item related to goodwill represents the reversal of the goodwill amortization charge amounting to ¥317,938 thousand ($3,831 thousand), ¥317,938 thousand and ¥414,281 thousand, respectively, recorded under Japanese GAAP.

Under Japanese GAAP, the estimated aggregate amortization expense for goodwill for the next five years is as follows:

Year Ending March 31	Thousands of Yen	Thousands of U.S. Dollars
2013	¥317,938	$3,831
2014	317,938	3,831
2015	317,938	3,831
2016	317,938	3,831
2017	119,368	1,438

Adjustment to intangible assets:

Under Japanese GAAP, the Company did not recognize identifiable intangible assets, other than goodwill, as part of purchase price allocation in a business combination.

In connection with the above-mentioned acquisitions, under U.S. GAAP, the Company recognized identifiable intangible assets and is amortizing those over the expected economic life of each intangible asset. The table below presents the gross carrying amount, accumulated amortization and net carrying amount, in total and by major class of intangible assets acquired in the above-mentioned business combinations as of March 31, 2012 and 2011:

	Thousands of Yen						Thousands of U.S. Dollars
	2012			2011			2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer contracts	¥7,366,836	¥ (3,165,661)	¥4,201,175	¥7,366,836	¥(2,751,740)	¥4,615,096	$88,757	$ (38,141)	$50,616
Trademarks	361,723		361,723	361,723		361,723	4,358		4,358
Total	¥7,728,559	¥ (3,165,661)	¥4,562,898	¥7,728,559	¥(2,751,740)	¥4,976,819	$93,115	$ (38,141)	$54,974

For the years ended March 31, 2012, 2011 and 2010 the net income reconciliation item related to intangible assets represents the intangible assets amortization charge recognized under U.S. GAAP amounting to ¥413,921 thousand ($4,987 thousand), ¥413,921 thousand and ¥413,392 thousand, respectively.

Customer contracts are being amortized on a straight-line basis over periods of 14 to 20 years. Trademarks are not amortized but are tested for impairment at least annually, as well as on an interim basis if events or changes in the circumstances indicate that the trademarks might be impaired.

Under U.S. GAAP, the estimated aggregate amortization expense for intangible assets acquired for the next five years is as follows:

Year Ending March 31	Thousands of Yen	Thousands of U.S. Dollars
2013	¥413,921	$4,987
2014	413,921	4,987
2015	413,921	4,987
2016	413,921	4,987
2017	413,921	4,987

Other adjustments in connection with business combinations:

The following table represents a summary of other adjustments in connection with the Yamato business combination as described above as of March 31, 2012 and 2011 and for the years ended March 31, 2011 and 2010:

	Thousands of Yen				Thousands of U.S. Dollars
	2012	2011		2010	2012
	As of March 31, 2012	As of March 31, 2011	Year Ended March 31, 2011	Year Ended March 31, 2010	As of March 31, 2012
Deferred revenue recognized under U.S. GAAP not recognized under Japanese GAAP, and amortization of deferred revenue (*)			¥7,793	¥18,681
Land	¥ (24,423)	¥ (24,423)			$ (294)
Total	¥ (24,423)	¥ (24,423)	¥7,793	¥18,681	$ (294)

(*) Under Japanese GAAP, Yamato, the acquired company, had arrangements that required Yamato’s customers to pay a certain amount of revenue at the start of the contract prior to the acquisition date. These up-front payments were characterized as non-refundable and were related to services to be provided in future years. Yamato recognized these payments as revenue when cash is received. Under U.S. GAAP, the up-front payments are deferred over the longer of the contractual life of an arrangement or the customer relationship life. In addition, if the balance sheet of an acquired entity immediately before the acquisition date includes deferred revenue, the acquiring entity is required to recognize a liability if such deferred revenue represents a legal obligation assumed by the acquiring entity. The amount assigned to that liability is based on its estimated fair value at the acquisition date.

Business combinations adjustments summary:

The following table summarizes the U.S. GAAP adjustments related to the above-mentioned business combinations:

	Thousands of Yen					Thousands of U.S. Dollars
	2012		2011		2010	2012
	As of March 31, 2012	Year Ended March 31, 2012	As of March 31, 2011	Year Ended March 31, 2011	Year Ended March 31, 2010	As of March 31, 2012	Year Ended March 31, 2012
Goodwill	¥2,749,798	¥317,938	¥2,431,860	¥317,938	¥992,337	$33,130	$3,831
Intangible assets	4,562,898	(413,921)	4,976,819	(413,921)	(417,257)	54,974	(4,987)
Land, deferred revenue, and other fair value adjustments	(24,423)		(24,423)	7,793	18,681	(294)
Total	¥7,288,273	¥ (95,983)	¥7,384,256	¥ (88,190)	¥593,761	$87,810	$ (1,156)

The amount of goodwill as of March 31, 2010 includes the reversal of impairment charge recorded under Japanese GAAP during the year ended March 31, 2010 amounting to ¥578,056 thousand.

b.	Accrued Vacation
Japanese GAAP does not specifically require a company to accrue liabilities for future compensated absences (short-term employee benefits). Under U.S. GAAP, in accordance with ASC 710, “Compensation—General,” absences such as vacations are accrued when earned by employees.

c.	Employees’ Retirement Benefits
Japanese GAAP and U.S. GAAP follow similar principles in accounting for retirement benefit obligations; however, there are several differences in the detailed application of these principles.

The following represent the most relevant differences between Japanese GAAP and U.S. GAAP in connection with assumptions used to calculate the pension liability:

(1)
Unlike U.S. GAAP, there is no corridor approach and actuarial gain or loss is always amortized under Japanese GAAP. Instead, Japanese GAAP allows the entity to use the same assumed discount rate as the prior year if it fluctuates within the permitted range. .

(2)
Under Japanese GAAP, the prior service credits of ¥37,370 thousand and ¥289,985 thousand which were recognized as a result of amendments of the pension plans were included in net periodic pension credit entirely in the years ended March 31, 2011 and 2010, respectively. Under U.S. GAAP, the prior service credit was recognized as a charge to other comprehensive income at the date of amendment and amortized as a component of net periodic pension cost over the average remaining service period. Unamortized prior service credits as of March 31, 2012, as of March 31, 2011 and 2010 were ¥237,224 thousand ($2,858 thousand), ¥264,123 thousand and ¥272,521 thousand, respectively, and were included in accumulated other comprehensive income.

(3)
Under Japanese GAAP, the Company was able to use average interest rates over a certain period to discount benefit obligations, as a result, the discount rate was not necessarily the rate prevailing on the balance sheet date. This introduced a smoothing effect that is not accepted under U.S. GAAP. However, due to the amendment of related Japanese GAAP, for the year ended March 31, 2010, there is currently no significant difference between Japanese GAAP and U.S. GAAP with regard to the discount rate used to derive the benefit obligations. In addition, it is acceptable to select the same discount rate as the prior year under Japanese GAAP as long as there would be only a minor difference between the projected benefit obligations estimated using the rate as of the balance sheet date and the one estimated using the prior year’s rate. However, there is no such exception under U.S. GAAP. See Note 2.k for further details.

(4)
Under Japanese GAAP, it is not required to recognize the overfunded or underfunded status of a defined benefit postretirement plan in accumulated other comprehensive income in the balance sheet. Under U.S. GAAP, such amounts are recognized in accumulated other comprehensive income, net of tax, in the balance sheet, and also the actuarial gains or losses and prior service costs that arise during the period but are not recognized as components of net periodic benefit cost are recognized as a component of other comprehensive income.

The liability for employees’ retirement benefits at March 31, 2012 and 2011 under U.S. GAAP consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Projected benefit obligation	¥ (9,400,986)	¥ (8,595,736)	$ (113,265)
Fair value of plan assets	6,232,419	5,723,675	75,089
Net liability under U.S. GAAP	(3,168,567)	(2,872,061)	(38,176)
Net liability under Japanese GAAP:
Employees’ retirement benefits	(1,218,329)	(1,323,465)	(14,679)
Prepaid pension costs	273,560	338,216	3,296
Total	(944,769)	(985,249)	(11,383)
Equity reconciliation item	¥ (2,223,798)	¥ (1,886,812)	$ (26,793)

Under U.S. GAAP, the components of net periodic benefit costs for the years ended March 31, 2012, 2011 and 2010 are as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2012	2011	2010	2012
Service cost	¥656,630	¥648,075	¥652,579	$7,912
Interest cost	125,660	119,879	117,435	1,514
Amortization of prior service credit	(26,899)	(26,550)	(17,033)	(324)
Expected return on plan assets	(118,041)	(117,162)	(96,125)	(1,422)
Recognized actuarial gain	76,734	43,394	113,417	924
Net periodic benefit costs under U.S. GAAP	714,084	667,636	770,273	8,604
Net periodic benefit costs under Japanese GAAP	750,349	648,072	495,331	9,040
Net income reconciliation item	¥ (36,265)	¥19,564	¥274,942	$ (436))

The U.S. GAAP assumptions used for the years ended March 31, 2012, 2011 and 2010 are set forth below:

	2012	2011	2010
Discount rate	1.10%	1.50%	1.50%
Expected rate of return on plan assets	2.0%	2.0%	2.0%
Amortization period of prior service credit relating to the plan amendment	From 8 to 12 years	From 8 to 12 years	12 years
Recognition period of actuarial gain/loss	From 5 to 12 years	From 5 to 12 years	From 5 to 12 years

d.	Asset Retirement Obligation

Previously under Japanese GAAP, the Group did not recognize any liability for future legal obligations for asset retirement associated with the restoration of leased property to their original condition because there was no specific requirement. From the year ended March 31, 2010, the Group recognizes a liability for future legal obligation in accordance with new standard issued by the ASBJ as noted in Note 2.m. Under U.S. GAAP, ASC 410, “Asset Retirement and Environmental Obligations,” requires a company to record a legal obligation associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, or development and/or the normal operation of a long-lived asset, at its fair value. Such obligation generally includes provisions under a lease agreement to remove assets placed in service at the leased premises or improvements made to the leased property during the lease term.

The following table presents asset retirement costs, asset retirement obligations, and related expenses in connection with the Group’s real estate leases for the year ended March 31, 2010:

Thousands of Yen
2010
Reversal of asset retirement costs under Japanese GAAP	¥30,604
Asset retirement obligation impact on net income before income tax	¥30,604

During the year ended March 31, 2010, the income amounted to ¥30,604 thousand was recognized due to the reversal of asset retirement costs for the prior years, which were expensed in the year ended March 31, 2010 under Japanese GAAP as a result of adoption of the new standard as noted in Note 2.m.

e.	Capital Leases

Previously, Japanese GAAP permitted finance leases that did not transfer ownership of the leased property to a lessee to be accounted for as operating lease transactions if certain “as if capitalized” information was disclosed in the notes to the lessee’s financial statements. However, as explained in Note 2.l, the new accounting standard for lease required the Company to capitalize all finance leases on its consolidated balance sheet.

Finance leases that do not transfer ownership and whose commencement day falls prior to the first year of implementation of this accounting standard may continue to be accounted for as an operating lease with required pro forma disclosure in the notes in accordance with an exception rule in the new accounting standard. Refer to Notes 2.l and 9.

U.S. GAAP requires the application of ASC 840, “Leases,” in order to determine whether a lease should be classified as an operating or capital lease. The Group analyzed its leases in accordance with the criteria specified in ASC 840 and determined that certain of its leases should be capitalized.

The following table presents a summary of the differences between Japanese GAAP and U.S. GAAP for lease-related assets and liabilities as of March 31, 2012 and 2011, and income statement related information for the years ended March 31, 2012, 2011 and 2010:

	Thousands of Yen			Thousands of U.S. Dollars
	2012	2011	2010	2012
Machinery and equipment	¥77,032	¥91,666	¥75,871	$928
Furniture and fixtures	886,733	1,211,962	1,793,570	10,683
Other assets	50,694	95,727	259,483	611
Accumulated depreciation	(608,492)	(1,006,895)	(1,460,658)	(7,331)
Lease obligation	(422,504)	(406,439)	(690,515)	(5,090)
Other long-term liabilities	85	471	1,027	1
Net impact on shareholders’ equity	¥ (16,452)	¥ (13,508)	¥ (21,222)	$ (198)
Reversal of operating lease expense	¥259,943	¥390,044	¥541,293	$3,132
Lease asset depreciation under U.S. GAAP	(253,049)	(367,066)	(507,395)	(3,049)
Lease related interest expense under U.S. GAAP	(9,838)	(15,262)	(22,863)	(119)
Lease related impact on net income before income tax	¥ (2,944)	¥7,716	¥11,035	$ (36)

f.	Tax Effect of Adjustments

Accounting for income taxes in accordance with Japanese GAAP is substantially similar to accounting for income taxes in accordance with ASC 740, “Income Taxes.” Other than the deferred tax impact related to the U.S. GAAP reconciliation items, there is no material difference in connection with accounting for income taxes resulting from the application of U.S. GAAP.

The following table illustrates the impact on the Japanese GAAP deferred tax assets and liabilities in the Group’s consolidated balance sheets as a result of the U.S. GAAP adjustments as of March 31, 2012 and 2011:

	Thousands of Yen			Thousands of U.S. Dollars
	2012			2012
	Japanese GAAP Balances	ASC 740 Applied to U.S. GAAP Adjustments	U.S. GAAP Balances	Japanese GAAP Balances	ASC 740 Applied to U.S. GAAP Adjustments	U.S. GAAP Balances
Balance sheet:
Current deferred tax assets	¥1,768,432	¥874,041	¥2,642,473	$21,307	$10,531	$31,838
Non-current deferred tax assets	522,264	49,377	571,641	6,292	594	6,886
Non-current deferred tax liabilities		(863,378)	(863,378)		(10,402)	(10,402)
Net deferred tax assets	¥2,290,696	¥60,040	¥2,350,736	$27,599	$723	$28,322

	Thousands of Yen
	2011
	Japanese GAAP Balances	ASC 740 Applied to U.S. GAAP Adjustments	U.S. GAAP Balances
Balance sheet:
Current deferred tax assets	¥1,834,270	¥135,210	¥1,969,480
Non-current deferred tax assets	561,574	337,275	898,849
Non-current deferred tax liabilities		(789,748)	(789,748)
Net deferred tax assets	¥2,395,844	¥ (317,263)	¥2,078,581

g.	Cash and Cash Equivalents

The adjustment in the statements of cash flows to U.S.GAAP from Japanese GAAP mainly consisted of certain lease transactions which are accounted for as capital leases under U.S. GAAP, and accordingly, lease payments related to such are presented in financing activities rather than operating activities under Japanese GAAP.

Restricted cash is presented separately from cash and cash equivalents on the face of the balance sheet and is not included in the cash and cash equivalent total in the statement of cash flows under U.S. GAAP whereas it is presented as a part of cash and cash equivalents under Japanese GAAP. The Company excluded such restricted cash deposit from cash and cash equivalents as of April 1, 2009 in the consolidated statement of cash flows for U.S. GAAP reporting purposes.

The following table represents the Group’s condensed consolidated information related to the statements of cash flows under U.S. GAAP for the years ended March 31, 2012, 2011 and 2010:

	Thousands of Yen			Thousands of U.S. Dollars
	2012	2011	2010	2012
Net cash provided by operating activities	¥6,087,013	¥4,108,530	¥3,738,266	$73,338
Net cash (used in) provided by investing activities	(6,427,498)	(379,726)	1,246,374	(77,440)
Net cash used in financing activities	(4,155,591)	(184,352)	(4,443,176)	(50,067)
Net (decrease) increase in cash and cash equivalents	(4,496,076)	3,544,452	541,464	(54,169)
Cash and cash equivalents at beginning of year	12,321,527	8,777,075	8,235,611	148,452
Cash and cash equivalents at end of year	¥7,825,451	¥12,321,527	¥8,777,075	$94,283

h.	Recent Accounting Pronouncements Adopted and to Be Adopted in Future Periods

U.S. GAAP

In October 2009, the FASB issued Accounting Standard Update regarding the accounting for multiple-deliverable arrangements, Accounting Standard Update No. 2009-13, “Revenue Recognition (Topic 605).” The guidance addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. The amendments in this guidance were effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The effect of the adoption of this provision on its financial position and result of operations was immaterial.

In January 2010, the FASB issued Accounting Standard Update which requires an additional disclosure and clarifies existing disclosure requirements related to fair value measurements, Accounting Standard Update No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements.” The guidance requires additional disclosure of significant transfers in and out of Level 1 and Level 2 fair value measurements and activity in Level 3 fair value measurement. This guidance also clarifies existing disclosure requirements regarding level of disaggregation and valuation inputs and techniques. This guidance was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure of the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which was effective for interim and annual reporting periods beginning after December 15, 2010. The adoption of this provision had no impact on its financial position and result of operations.

In May 2011, the FASB issued Accounting Standard Update No. 2011-04, “Fair Value Measurement (Topic 820)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” The guidance amends the terms used in the requirements for fair value measurements and disclosures under ASC 820, “Fair Value Measurement.” It also amends certain principles and requirements of fair value measurements and disclosures, and expands the disclosure requirements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2011. The Company does not expect its adoption will have a material impact on its financial position and results of operations.

In June 2011, the FASB issued Accounting Standard Update No. 2011-05, “Comprehensive Income (Topic 220)—Presentation of Comprehensive Income.” The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in equity and requires that all non-owner changes in equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance is effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2011. This guidance will only affect the presentation of other comprehensive income, and will not affect the Company’s financial position and results of operations.

In September 2011, the FASB issued Accounting Standards Update No. 2011-08, “Intangibles—Goodwill and Other (Topic 350) - Testing Goodwill for Impairments.” The guidance allows companies an option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining if it is necessary to perform the two-step quantitative goodwill impairment test. Under the guidance, a reporting entity is no longer required to calculate the fair value of a reporting unit unless the entity determines, based on the qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company does not expect its adoption will have a material impact on its financial position and results of operations.

In December 2011, the FASB issued Accounting Standards Update No. 2011-11 “Balance sheet (Topic 210).” The guidance requires a reporting entity to disclose information about offsetting and related arrangements to enable financial statement users to understand the effect of such arrangements on the statement of financial position as well as to improve comparability of balance sheets prepared under U.S. GAAP and International Financial Reporting Standards. The guidance is required to be applied retrospectively and is effective for annual periods for fiscal years beginning on or after January 1, 2013. The Company does not expect its adoption will have a material impact on its financial position and results of operations.

Japanese GAAP

In December 2009, the ASBJ issued Accounting Standard—ASBJ Statement No. 24, “Accounting Standard for Accounting Changes and Error Corrections” and ASBJ Implementation Guidance No. 24, “Guidance on Accounting Standard for Accounting Changes and Error Corrections.” This new standard and implementation guidance clarify the treatment for retrospective applications to past financial statements when changes in accounting policies, changes in presentations and corrections of prior period errors are made, as well as the treatment for changes in accounting estimates, as required in the global accounting standards. This standard and implementation guidance apply to accounting changes and corrections of prior period errors which are made after the beginning of the fiscal year beginning on or after April 1, 2011. The effect of adoption of this provision on the Company’s financial position and results of operations was immaterial.

In March 2011, the ASBJ issued Accounting Standard—ASBJ Statement No. 22, “Revised Accounting Standard for Consolidated Financial Statements”, ASBJ Guidance No. 15, “Revised Guidance on Disclosures about Certain Special Purpose Entities,” ASBJ Guidance No. 22, “Revised Guidance on Determining a Subsidiary and an Affiliate” and PITF No. 20, “Revised Practical Solution on Application of the Control Criteria and Influence Criteria to Investment Associations.” These revisions are aimed to provide a short-term improvement to the existing standards to address current treatment for certain special purpose entities. Those pronouncements will be effective for the annual periods beginning on or after April 1, 2013. Early adoption is permitted. The Company does not expect adoption of those pronouncements will have a significant impact on its financial position and results of operations.

In May 2012, the ASBJ issued Accounting Standard—ASBJ Statement No. 26, “Accounting Standard for Retirement Benefits” and ASBJ Guidance No. 25, “Guidance on Accounting Standard for Retirement Benefits.” The standard and the guidance replace previous standards and guidance for retirement benefits and include (a) recognition of actuarial gains and losses and past service costs to be recognized in profit and loss as other comprehensive income after adjusting for tax effects and the deficit or surplus would be recognized as a liability or asset, (b) the choice of the method of attributing expected benefit to periods between straight-line basis and benefit formula basis and (c) enhancement of disclosures. The standard and guidance will be effective for the end of annual periods beginning on or after April 1, 2013. The Company is currently evaluating the potential impact from adopting the standard and guidance on its financial position and results of operations.